EXHIBIT 5

ATTORNEYS AT LAW Campbell Mithun Tower 222 South Ninth Street Suite 3100 Minneapolis, MN 55402
August 21, 2006
T 612-333-3434 F 612-334-8888 www.hinshawlaw.com

Board of Directors of
CS Financing Corporation:

You have requested that we furnish to you our legal opinion with respect to the legality and enforceability of the notes (“Notes”) of CS Financing Corporation (the “Company”) covered by the Form S-1 Registration Statement, and the amendments thereto, to which this is an exhibit and which is to be filed with the Securities and Exchange Commission (“SEC”) by the Company on or about the date hereof for the purpose of registering the above Notes under the Securities Act of 1933.

We are furnishing in this letter our legal opinion concerning the above. In connection with this opinion, we have examined the above Form S-1 Registration Statement, and the amendments thereto, in the form in which it is to be filed with the SEC (“Registration Statement”), and such other documents and records which we deemed relevant in order to render this opinion. We have assumed the authenticity and completeness of all records, certificates and other instruments submitted to us as originals, the conformity to original documents of all records, certificates and other instruments submitted to us as copies and the correctness of all statements of fact contained in all records, certificates and other instruments that we have examined.

Based on the foregoing and subject to the qualifications set forth below, we are of the opinion that, when the Registration Statement, as it may be amended, has become effective under the Securities Act of 1933, as amended, and any applicable state securities or Blue Sky laws have been complied with, the Notes, when issued and sold in accordance with the provisions of the Indenture, attached as an exhibit to the Registration Statement, against payment of the agreed-upon consideration therefor, will be legal, valid, and binding obligations of the Company, enforceable against the Company in accordance with their terms.

The opinions set forth above are subject to the following qualifications:

A.            The opinions expressed herein with respect to the legality, validity, binding nature and enforceability of the Notes are subject to (i) applicable laws relating to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws affecting creditors’ rights generally, whether now or hereafter in effect, and (ii) general principles of equity, including, without limitation, concepts of materiality, laches, reasonableness, good faith and fair dealing and the principles regarding when injunctive

Arizona   California   Florida   Illinois   Indiana   Massachusetts   Minnesota   Missouri
New York   Oregon   Rhode Island   Wisconsin

or other equitable remedies will be available (regardless of whether considered in a proceeding at law or in equity).

B.             The foregoing opinions are limited to the laws of the State of Minnesota and the federal laws of the United States of America, and we express no opinion as to the laws of any other jurisdiction.

The opinions expressed in this opinion letter are as of the date the aforementioned registration statement becomes effective and as to the laws covered hereby only as they are in effect on that date. The opinions herein are limited to the matters expressly set forth in this opinion letter, and no opinion is given or may be inferred beyond the matters expressly set forth in this opinion letter.

We hereby consent to the filing of this opinion as an exhibit to the above Registration Statement and to the use of our name wherever it appears therein.

Very truly yours,

HINSHAW & CULBERTSON LLP

/s/ Todd A. Duckson